SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                             FORM 8-K

                           CURRENT REPORT

                 Pursuant to Section 13 or 15(d) of
                 the Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported):  May 3, 2001

                          WASTEMASTERS, INC.
           (Exact name of registrant as specified in its charter)

    Maryland                  0-12914                 52-1507818
(State or other       (Commission File Number)    (I.R.S. Employer
jurisdiction of                                  Identification No.)
incorporation)

                        205 South Bickford
                      El Reno, Oklahoma 73036
            (Address of principal executive offices) (Zip Code)

                          (405) 262-0800
        (Registrant's telephone number, including area code)

Item 1.     Changes in Control of Registrant.

Not Applicable.

Item 2.     Acquisition or Disposition of Assets.

Lisbon Landfill: On October 1, 2001, the Company purchased Lisbon Landfill, Inc. from Global Eco-Logical Services, Inc. ("Global"), which owned a construction and demolition landfill in Lisbon, Ohio. The landfill was subject to a first mortgage held by Benchmark Capital (Geneva) S.A. to secure a loan made to Global in the original principle amount of $500,000. The note bears interest at 24% per annum, except that the interest rate increases to 30% per annum if the note is in default. The note requires quarterly payments of interest only, and matured on February 23, 2001. The Company failed to make a quarterly interest payment due on November 23, 2000, and failed to pay the note in full on its maturity date. As a result, the noteholder filed a foreclosure action to obtain a judgment of foreclosure with respect to its mortgage in Columbiana County, Ohio.

Subsequently, the Company signed a letter of intent to extend and renew the note and mortgage, under which the maturity date of the note would have been extended to March 24, 2002. Pursuant to the letter of intent, the Company paid the noteholder all accrued interest and attorney's fees. However, on May 3, 2001, the Company decided not to close the agreement to extend and renew the note. The Company made the decision not to extend and renew the note because it lacked the necessary capital to satisfy its obligations under the renewal and extension agreement. In addition, the problems at the landfill required sufficient management time and resources which, in the Company's judgment, were better utilized in connection with more promising opportunities available to the Company. Therefore, on May 3, 2001, the Company notified the noteholder that it would no longer contest foreclosure of the landfill.

The Company expects to report an extraordinary loss of approximately $1,700,000 as a result of the Company's decision to abandon the landfill. The expected foreclosure of the landfill will have a materially adverse impact with respect to the Company's Ohio landfill operations, but the Company anticipates it will have no effect on its other operations since neither the Company nor Lisbon Landfill, Inc. were obligors on the note. The Company is considering its legal options to recover part or all of this loss from Global, but has not determined that any action is appropriate at this time.

Item 3.     Bankruptcy or Receivership.

Not Applicable.

Item 4.     Changes in Registrant's Certifying Accountant.

Not Applicable.

Item 5.     Other Events.

The following material events have occurred recently:

SEC Investigations: In 1999, the Company received a subpoena for the production of documents and testimony in relation to an investigation by the Securities and Exchange Commission ("SEC") of R. Dale Sterritt, the Company's former chairman and chief executive officer. The Company fully cooperated in the investigation. The Company has recently agreed in principle to enter into a consent order with the SEC, in which the Company will agree to a finding that certain filings made by the Company under the Securities Exchange Act of 1934 were materially inaccurate in failing to disclose, until 1999, that the issuance of approximately 63 million shares in 1998 pursuant to the settlement of lawsuit purportedly filed by certain convertible debenture holders was actually a related party transaction involving Mr. Sterritt. In addition, the Company will agree to findings that it failed to file certain periodic reports required by Sections 13 and 15 of the Securities Exchange Act of 1934, and failed to maintain adequate books and records. The Company will agree not to violate certain provisions of the securities laws in the future, but is not obligated to pay any fine.

In March 2001, the Company received a subpoena for the production of documents and testimony relating to an investigation by the SEC of Global, and generally requested all documents relating to transactions between the Company and Global, as well as between the Company and certain third-parties whom the Company believes are associated with Global. The Company believes it has fully complied with the document request of the SEC, and its testimony has currently been postponed.

Annual Report for 2000: The Company was not able to file its annual report on Form 10-KSB for the year ended December 31, 2001 by the March 31, 2001 due date, or the extended due date of April 15, 2001 permitted by Rule 12b-
25. As a result, the Company has been notified that it is in violation of the listing criteria for trading on the OTC Bulletin Board, and will be delisted May 26, 2001 if the annual report is not filed by that time. The Company was not able to complete its annual report because of costs associated with problems at its Lisbon, Ohio landfill, which costs rendered it unable to pay the legal and accounting expenses associated with the preparation of the annual report. The Company is currently exploring sources of capital to satisfy necessary general and administrative expenses. The sources of capital include loans from its officers or directors or the sale of certain assets, including its interest in Ace Waste Services, Inc. or some of its marketable securities held as investments. The Company believes that it will receive the necessary capital to complete and file its annual report by the deadline for delistment, but there is no assurance that such capital will be received or that, if received, it will be received in sufficient time to enable the professionals to complete the report. In the event the Company is not able to file its annual report by May 26, 2001, trading in its common stock will move to the pink sheets, which could have an adverse impact on the Company's stock price.

Item 6.     Resignations of Registrant's Directors.

Not Applicable.

Item 7.     Financial Statements, Pro Forma Financial Information and
Exhibits.

(a)     Financial Statements of Businesses Acquired:  None.

(b)     Pro Forma Financial Information:  None.

(c)     Exhibits:  None.

Item 8.     Change in Fiscal Year.

Not Applicable.

Item 9.     Sales of Equity Securities Pursuant to Regulation S

Not Applicable.

                                 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    WASTEMASTERS, INC.


Date: May 4, 2001                   By: /s/ A. Leon Blaser
                                    A. Leon Blaser,
                                    Chief Executive Officer